Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statement Nos. 333-85700, 333-26517, 333-34652, 333-51133, on Form S-3, and Nos. 333-101325, 333-85814, 333-61724, 333-59084, 333-14863, 333-61723, 333-49091 and 333-49922 on Form S-8 of Loral Space & Communications Ltd. (a Bermuda company) (a Debtor In Possession) of our reports dated March 14, 2005, relating to the financial statements and financial statement schedule of Loral Space & Communications Ltd., (which express an unqualified opinion and contains explanatory paragraphs which indicate that (1) the Company has classified certain of its operations as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (2) the Company changed its methods of accounting for its convertible redeemable preferred stock to adopt the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, effective July 1, 2003, and (3) the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code and that (i) the consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings and (ii) the aforementioned matter, among others, raises substantial doubt about its ability to continue as a going concern) and management’s report of the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 2004.
/s/ DELOITTE & TOUCHE LLP
New York, NY
March 14, 2005